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                          FORM OF FEE WAIVER AGREEMENT



March 14, 2003


J.P. Morgan Series Trust
c/o J.P. Morgan Fund Distributors, Inc.
522 Fifth Avenue
New York, N.Y. 10036


Dear Sirs:

     JPMorgan Chase Bank ("JPMorgan Chase Bank"), hereby agrees to reimburse the JPMorgan Tax Aware U.S. Equity Fund (the "Fund"), through March 31, 2006 with respect to Select Class Shares to the extent necessary to maintain the Fund's total operating expenses at the annual rate of 0.84% of the average daily net assets. This reimbursement arrangement does not include interest, taxes, extraordinary expenses, expenses related to the Fund's deferred compensation plan.

     JPMorgan Chase Bank understands and intends that J.P. Morgan Series Trust will rely on this agreement in preparing and filing its registration statement on Form N-14 and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

     Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMORGAN CHASE BANK


--------------------
Michael Moran
Vice President and Assistant Treasurer

Accepted by:

J.P. MORGAN SERIES TRUST


----------------------
David Wezdenko
Treasurer